NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 8, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 27, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Midcoast Energy Partners, L.P. and Enbridge Holdings (Leather) L.L.C., a wholly-owned subsidiary of Enbridge Energy Company, Inc. became effective prior to market open on April 27, 2017. Each share of Class A Common Units representing limited partner interests of Midcoast Energy Partners, L.P. was converted into $8.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading prior to market open on April 27, 2017.